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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                 SCHEDULE 13E-3
                                 (RULE 13e-100)
                TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
            SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER
                               (AMENDMENT NO. 3)*

                                *FINAL AMENDMENT


                                   RULE 13e-3
                              TRANSACTION STATEMENT
           UNDER SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934

                             StarMedia Network, Inc.
                                (Name of Issuer)

                             StarMedia Network, Inc.
                      (Names of Person(s) filing Statement)

                    Common Stock, $0.001 par value per share
                         (Title of Class of Securities)

                                    855546107
                      (CUSIP Number of Class of Securities)

                                Jose Manuel Tost
                                    President
                             StarMedia Network, Inc.
                                999 Brickell Ave.
                                   Suite #900
                              Miami, Florida 33131
                                 (305) 938-3000
          (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of filing persons)

                                    Copy To:

                               BRIAN J. LANE, ESQ.
                           GIBSON, DUNN & CRUTCHER LLP
                          1050 CONNECTICUT AVENUE, N.W.
                             WASHINGTON, D.C. 20036
                                 (202) 955-8500



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This statement is filed in connection with (check the appropriate box):

                a. |X| The filing of solicitation materials or an information
                       statement subject to Regulation

                b. |_| The filing of a registration statement under the
                       Securities Act of 1933.

                c. |_| A tender offer.

                d. |_| None of the above.

         Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: |_|

         Check the following box if the filing is a final amendment reporting the results of the transaction: |X|



                TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE
            SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER



                                  INTRODUCTION

         This Amendment No. 3 is the final amendment to the Schedule 13E-3 filed by StarMedia Network, Inc. (the "Company") on September 24, 2002 and subsequently amended on November 27, 2002 and February 12, 2003. The purpose of this final amendment is to report the results of the Reverse Split. The Company held its annual stockholder meeting on March 17, 2003, and the Reverse Split was approved by the Company's stockholders at this meeting. A copy of the Company's Form 8-K, filed with the Securities and Exchange Commission (the "Commission") on March 18, 2003, which contains as an exhibit the Company's press release announcing the results of the stockholder meeting, is attached as Exhibit 1 hereto and incorporated by reference herein.

         After the Reverse Split was approved by the stockholders, the Company filed an amendment to the Amended and Restated Certificate of Incorporation with the Delaware Secretary of State on March 18, 2003 to effect the Reverse Split. The Company subsequently filed a Form 15 with the Commission on March 24, 2003 to deregister the Company's common stock. Capitalized terms used but not defined in this statement shall have the meaning given to them in the definitive proxy statement filed with the Commission on February 12, 2003.



ITEM 16. EXHIBITS.


1. Form 8-K filed with the Securities and Exchange Commission on March 18, 2003 (incorporated herein by reference).



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                                   SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: March 27, 2003

                                    STARMEDIA NETWORK, INC.

                                    By:  /s/ MICHAEL HARTMAN
                                         ------------------------------------
                                         Name:  Michael Hartman
                                         Title: General Counsel and Secretary